Exhibit 99.1

Watsco First Quarter EPS Jumps 70% to 39 Cents:

Record Revenues, Expanded Margins & Improved Operating Efficiency

MIAMI, Florida – (BUSINESS WIRE), April 18, 2013 – Watsco, Inc. (NYSE:WSO) today reported results for the first quarter ended March 31, 2013.

Earnings per share increased 70% to 39 cents per diluted share and net income increased 58% to a record $13 million.

Operating income improved 53% to a record $31 million with a 110 basis-point improvement in operating margin to 4.3%. On a same-store basis, operating income increased 40% to $28 million with a 120 basis-point improvement in operating margin to 4.4%.

Revenues grew 13% to a record $714 million and increased 3% on a same-store basis. Gross profit increased 16% to a record $175 million with an 80 basis-point improvement in gross profit margin to 24.6%. On a same-store basis, gross profit increased 5% with gross profit margin improving 50 basis-points to 24.3%.

Selling, general and administrative (SG&A) expenses increased 11% to $145 million and as a percentage of sales declined 30 basis-points to 20.3%. Excluding new locations, SG&A decreased 1% to $130 million and as a percentage of sales declined 70 basis-points to 19.9%.

Albert Nahmad, Watsco’s President & Chief Executive Officer stated: “Watsco delivered strong earnings growth and margin expansion from a combination of increased sales, better selling margins and operating efficiencies. As we head into the summer selling season, we are focused on our basic fundamentals – gaining share for our supplier partners, improving operating efficiency and having the products and people in place to best serve our contractor customers. We expect 2013 to be a record year for our company.”

Results include 35 new locations from a joint venture formed on April 27, 2012 with Carrier Corporation in Canada, which Watsco owns 60% and Carrier owns 40%. The results also reflect a 10% greater ownership interest in Carrier Enterprise LLC, a U.S. joint venture formed with Carrier in 2009. On July 2, 2012, the Company exercised an option to purchase an additional 10% ownership interest in Carrier Enterprise for cash consideration of $52 million.

It is important to note that the first quarter of each calendar year is the seasonal low point for sales and profits due to the magnitude of the replacement market for air conditioning, heating and refrigeration systems during the second and third quarters of each calendar year. Accordingly, the Company’s first quarter financial results are disproportionately affected by this seasonality and the overall general economic conditions.

The Company used operating cash flow of $17.5 million during the quarter, reflecting the typical, seasonal build-up of inventories prior to the selling season. The Company expects to meet or exceed its annual target of generating cash flow greater than net income in 2013. Since 2000, operating cash flow was approximately $1.1 billion compared to net income of approximately $900 million, far surpassing the Company’s stated goal.

Dividends paid during the quarter were $9 million. In January 2013, the Company established a regular quarterly dividend rate of 25 cents per share. Watsco has paid a dividend to shareholders for 39 consecutive years.

At March 31, 2013, cash and cash equivalents were $22 million and borrowings were $322 million for a ‘net-debt’ position of $300 million. The Company’s debt-to-total-capitalization ratio is 24%.

Outlook for 2013

Watsco’s outlook for 2013 diluted earnings per share is within the range of $3.60 to $3.75 per diluted share, representing a prospective growth rate of 19% to 24% over 2012’s results (adjusted to exclude a 33 cent reduction in diluted EPS related to a $5.00 special dividend paid in October 2012).

As for dividend policy, it is the Company’s philosophy to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. The Company intends to reduce debt and evaluate the payment of an increased dividend before the end of 2013.

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (EDT) on April 18, 2013 to discuss its first quarter results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the webcast, you may listen via telephone. The dial-in number for callers in the United States is (877) 270-2148; the dial-in number for international callers is (412) 902-6510.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store sales. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 570 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is approximately 10% of the estimated $35 billion marketplace in the Americas for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2013	2012
Revenues	$713,633	$633,512
Cost of sales	538,187	482,890

Gross profit	175,446	150,622
Gross profit margin	24.6%	23.8%

SG&A expenses	144,892	130,713

Operating income	30,554	19,909
Operating margin	4.3%	3.2%

Interest expense, net	1,182	888

Income before income taxes	29,372	19,021
Income taxes	8,283	5,529

Net income	21,089	13,492
Less: net income attributable to noncontrolling interest	7,704	5,026

Net income attributable to Watsco, Inc.	$13,385	$8,466

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$13,385	$8,466
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	937	1,408

Earnings allocated to Watsco, Inc. shareholders	$12,448	$7,058

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,213,440	30,834,468
Diluted earnings per share for Common and Class B common stock	$0.39	$0.23

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2013	2012
Cash and cash equivalents	$22,033	$73,770
Accounts receivable, net	380,917	377,655
Inventories	647,078	546,083
Other	16,872	17,943

Total current assets	1,066,900	1,015,451
Property and equipment, net	42,997	42,842
Goodwill, intangibles, net and other	617,386	623,762

Total assets	$1,727,283	$1,682,055

Accounts payable and accrued expenses	$309,636	$282,354
Current portion of long-term obligations	4	4

Total current liabilities	309,640	282,358
Borrowings under revolving credit agreement	322,004	316,182
Deferred income taxes and other liabilities	61,478	61,475

Total liabilities	693,122	660,015

Watsco’s shareholders’ equity	754,809	748,214
Noncontrolling interest	279,352	273,826

Shareholders’ equity	1,034,161	1,022,040

Total liabilities and shareholders’ equity	$1,727,283	$1,682,055